Exhibit 10.47

COMMUTATION AND SETTLEMENT AGREEMENT

(hereinafter referred to as the “Agreement”)

This Agreement is entered into by and between ACE Guaranty Corp. (formerly known as ACE Guaranty Re Inc., hereinafter referred to as the “Reinsured”) and ACE Bermuda Insurance Ltd. (hereinafter referred to as the “Reinsurer”) and made effective 11:59:59 p.m., Eastern Daylight Savings Time, June 30, 2003 (the “Commutation Date”).

WHEREAS, the Reinsured and Reinsurer are parties to a Whole-Account Excess of Loss Reinsurance Agreement for the Term originally incepting January 1, 2001 and terminating January 1, 2011, or such earlier date as may be provided under the terms of such agreement (referred to hereinafter as the “Contract”), which is attached hereto and made part of this Agreement; and

WHEREAS, the Reinsured, Reinsurer and State Street Bank and Trust Company (the “Trustee”) have entered into a trust agreement dated 28th September 2001 (the “Trust Agreement”) pursuant to the requirements of Article XIII of the Contract, for the purpose of securing the obligations of the Reinsurer under the Contract; and

WHEREAS, notwithstanding the termination provisions set forth in the Contract, the Reinsured and the Reinsurer mutually agree to a commutation of the Contract as at the Commutation Date; and

WHEREAS, the Reinsured and Reinsurer desire to fully and finally settle and commute all obligations and liabilities, known and unknown, of the Reinsured and the Reinsurer under the Contract.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE REINSURED THAT:

1.                                       As consideration for the following releases: (a) the Reinsurer shall pay the Reinsured the commutation amount of fifty three million three hundred eighty three thousand five hundred United States dollars (US$53,383,500), such amount being equivalent to the sum of: (i) $51,508,500 (the balance of the Profit Commission Account as defined in the Contract, as of the Commutation Date), and (ii) $1,875,000 (the unearned portion of the Reinsurer’s Margin), within ten (10) days after the Reinsurer’s receipt of this Agreement having been fully executed by the Reinsured; and (b) the Reinsured shall provide written instructions to the Trustee requesting that all funds held pursuant to the Trust Agreement be immediately released to the Reinsurer, and that the Trust Agreement be terminated as of the Commutation Date.

2.                                       Subject to the execution of this Agreement by the parties hereto, as of the Commutation Date, the Reinsured releases and discharges the Reinsurer from any and all present and future obligations, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of action, suits, duties, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, damages, liability for payment of interest, judgments, costs, expenses, losses, adjustments, accounts, representations and warranties whatsoever, which the Reinsured ever had, now have, or hereinafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any other party by reason of any matter whatsoever arising out of or related to the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s current future obligations and liabilities to the Reinsured arising out of or related to the Contract.

3.                                       Subject to the release by the Reinsured of the Reinsurer as provided for in Paragraph 2 herein, the Reinsurer hereby releases and discharges the Reinsured from any and all present and future obligations, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of action, suits, duties, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, damages, liability for payment of interest, judgments, costs expenses, losses, adjustments, accounts, representations and warranties whatsoever, which the Reinsurer ever had, now have, or hereinafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsured or any other party by reason of any matter whatsoever arising out of or related to the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Reinsured’s current and future obligations and liabilities to the Reinsurer arising out of or related to the Contract.

4.                                       Each party acknowledges that the consideration specified in Paragraph 1 of this Agreement and the mutual releases set forth in Paragraphs 2 and 3 of this Agreement constitute adequate and fair consideration and this Agreement shall operate as a complete accord, satisfaction, settlement and commutation of all of the obligations of the Reinsurer and the Reinsured under the Contract.

5.                                       The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this agreement or any party thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them and that no claim or loss being paid or settled by this Agreement has been previously assigned, sold or transferred to any other person or entity.  The parties hereto further warrant, each to the other, that they have not transferred, assigned or contracted to transfer or assign to any person, corporation, company or entity any of their rights, title, benefit or obligations arising out of or in connection with the Contract, including without limitation any balances, accounts, costs, claims, counterclaims or demands which are within the contemplation of this Agreement.

6.                                       This Agreement contains the entire agreement between the parties as respects its subject matter.  All discussions and agreements previously entertained between the parties concerning the subject matter of this commutation and settlement are merged into this Agreement.  This Agreement may not be modified or amended, or any of its provisions waived, except by an instrument in writing, signed by the parties hereunder.

7.                                       Any dispute, controversy or claim arising out of or relating to this Agreement shall be subject to Arbitration in accordance with the provisions of Article XIV of the Contract, Section 14.2, Arbitration.

8.                                       This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to the conflicts of laws provisions thereof).

9.                                       This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered shall constitute an original and all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed on the date first written above by the following individuals authorized to act on behalf of the parties:

For and on Behalf of:	For and on Behalf of:

ACE BERMUDA INSURANCE LTD.	ACE GUARANTY CORP.
In Hamilton, Bermuda	(FORMERLY KNOWN AS ACE
GUARANTY RE INC.)

/s/ Simon Burton	/s/ Lisa Mumford

Name: SIMON BURTON	Name: Lisa Mumford
Title: EXECUTIVE V.P.	Title: Senior Vice President & Chief Financial Officer
Date: JULY 2, 2003	Date: June 26, 2003